Exhibit 99.1
GTSI Reports Sale of Ownership Interest in Eyak Technology, LLC
GTSI receives $20 million in cash for interest
Sale settles related disputes between companies
HERNDON, VA., August 19, 2011 — GTSI Corp. (NASDAQ: GTSI), a systems integrator, solutions and services provider to the government, today announced that it has sold its 37% ownership interest in Eyak Technology, LLC (EyakTek) to EyakTek for $20 million in cash.
On August 19, 2011, GTSI entered into a Settlement and Redemption Agreement with The Eyak Corporation, Global Technology Group, LLC and EyakTek to sell GTSI’s interest in EyakTek and to settle the pending arbitration proceedings and litigation with EyakTek and its officers and other owners, as well as other related disputes between GTSI and EyakTek and the other owners of EyakTek.
“Our Board of Directors believed the timing was right for GTSI to liquidate this investment based on the terms of the Settlement, and to resolve all disputes with EyakTek and its owners. As a result of this settlement, we will have the opportunity to redeploy this capital by investing in more critical areas of the business. We believe this decision is in the best interest of GTSI and its shareholders, and will contribute to our alignment for growth,” said Sterling Phillips, GTSI’s Chief Executive Officer and President.
About GTSI Corp.
GTSI (NASDAQ: GTSI) is a leading provider of technology solutions to federal, state, and local governments. Founded in 1983, the company has helped meet the unique IT needs of more than 1,700 governmental agencies nationwide. GTSI professionals draw on their deep knowledge, strategic partnerships, more than 740 industry certifications, and customer service to guide agencies in selecting the most cost-effective technology available. GTSI has extensive capabilities and past performance in data center, networking, collaboration, security, and cloud computing solutions. In addition, GTSI’s advanced engineering, integration, support, and financial services — and broad portfolio of contracts — ease the planning, purchasing, and deployment of solutions, and facilitates the management of mission-critical IT throughout the lifecycle. Headquartered in Herndon, Va., GTSI has approximately 400 employees and reported revenue of $666.7 million for the 12 months ended Dec. 31, 2010. For more information visit the company’s website at www.gtsi.com.
GTSI and GTSI.com are registered trademarks of GTSI Corp. in the U.S. and other countries. All trade names are the property of their respective owners.

Forward-Looking Statements
This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements, which are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, risks set forth in documents filed by GTSI Corp. from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by, or on behalf of, GTSI, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, GTSI disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.
GTSI Contact:
GTSI Corp.
Peter Whitfield
Senior Vice President & Chief Financial Officer
703-502-2954
peter.whitfield@gtsi.com